DEVELOPMENT AND SUPPLY AGREEMENT

THIS AGREEMENT is between Establishment Labs, S.A., a company having its principal place of business in Alajuela, Costa Rica, identification number 3-101-366337, ("Establishment") and VeriTeQ Acquisition Corporation, a Florida corporation, located at 1690 South Congress Avenue, Suite 201, Delray Beach, FL 33445 ("VeriTeQ").

RECITALS

A. Establishment is a global breast, body and facial aesthetic company that designs, develops, manufacturers and markets an innovative product portfolio consisting of advanced silicone-filled breast implants, marketed under the Motiva Implant Matrix® brand name.

B. VTEQ develops and markets innovative Radio Frequency Identification Device ("RFID"), technologies for use in humans and animals, including Sensor Applications. VTEQ's Unique Device Identifier ("UDI"), is a passive RFID implantable microchip that requires a hand held microchip reader ("Reader"), in order to activate and access a unique identification number stored on the implanted microchip. The unique identification number stored on the implantable microchip can be cross-referenced to a secure, online database, which can store an unlimited amount of data.

C. The Parties intend to collaborate and build technologically advanced, next generation, breast implants ("Implants") that will contain VTEQ's Unique Device Identifier ("UDI" or "Product"), a 9mm RFID Microchip similar to its current 12mm RFID Microchip, as described on Exhibit A, and form what will be referred to hereafter as the "Combined Product". The Combined Product, once complete, will serve as the world's first traceable breast implant, enabling a manufacturer, physician, plastic surgeon and/or patient, to access a secure online database and retrieve implant specific data such as serial number(s), manufacturer name, date of manufacturing, lot number, volume, size, date and place of surgery, plastic surgeon and/or patient specific data, etc.

D. VeriTeQ will also develop corresponding RFID microchip scanners/readers ("Readers") to read the alphanumeric data of the Product.

E. Establishment wishes to purchase the Product and the Readers from VeriTeQ for implantation into Establishment's breast, body and facial aesthetic implants. The parties have also agreed that VeriTeQ will sell the Product to Establishment in accordance with the specifications, delivery schedules and other requirements referenced in this Agreement.

F. The parties now desire to enter into an arrangement whereby VeriTeQ will develop, manufacture and sell the Product and Establishment will buy the Product for implantation into breast, body and facial aesthetic implants on a non-exclusive basis.

G. The parties now also desire to enter into an arrangement whereby VeriTeQ will develop, manufacture and sell the Readers and Establishment will buy the Readers for use in scanning and reading the Product on a non-exclusive basis.

NOW, THEREFORE, intending to be legally bound, the parties hereto agree as follows:

ARTICLE IA — DEVELOPMENT OF THE COMBINED PRODUCT

Section 1A.01 Development Efforts. Establishment and VeriTeQ acknowledge that they will cooperate in the development of the Combined Product and agree that all prior and future joint development efforts with respect to the Combined Product shall be governed by the terms of this Agreement. Establishment and VeriTeQ agree that, during the term of this Agreement, they will cooperate and expend reasonable efforts to jointly develop the Combined Product in a manner which permits the effective use of the Combined Product. Such joint development efforts may include testing, development of prototypes, development and/or refinement of specifications for the Combined Product (the "Specifications") manufacturing processes and other research efforts. Establishment shall be responsible for obtaining any necessary regulatory approvals for use of the Combined Product. Establishment and VeriTeQ agree to jointly conduct studies, tests, research and other procedures designed to develop the Combined Product and improve the Combined Product. Each party shall assist and coordinate with the other, make its technical personnel and facilities required to perform such research and development available to the other and use its best efforts to successfully complete the development of the Combined Product.

Section 1A.02 Development Plan. As soon as possible following the signing of this Agreement, VeriTeQ shall provide Establishment with a complete and operational prototype of the `Product. It is acknowledged that several working, functional and satisfactory prototypes of the Product have already been provided to Establishment by VeriTeQ and some working, functional and satisfactory first prototypes of the Combined Product have already been provided to VeriTeQ by Establishment.

Section 1A.03 Development Costs and Expenses. Subject to Section 1A.07, each party shall be responsible for payment of all of its own direct costs and expenses for personnel and facilities relating to the development of the prototype of the Combined Product.

Section 1A.04 Specifications and Standards for the Product. Upon completion of the development of the prototype of the Combined Product, such that the parties agree the same is feasible for manufacture and sale, they shall discuss and agree upon the Specifications. The Specifications shall, when adopted, be consistent with Exhibit A, be reduced to writing, be signed by authorized individuals from Establishment and VeriTeQ, and by reference be incorporated herein provided, however, that the Specifications may be amended at any time by the written agreement of the parties.

Section 1A.05 Property Rights. Establishment acknowledges and agrees that VeriTeQ owns and/or has the right to use and shall retain all of the right, title and interest in and to all of the patents, trademarks, trade names, inventions, copyrights, know-how, trade secrets and other intellectual property rights relating to the design, assembly, manufacture, operation and/or service

of its RFID Microchips and the Product. The use by Establishment of any of these property rights is authorized only for the purposes set forth in this Agreement and upon expiration of termination of this Agreement for any reason such authorization shall cease. VeriTeQ has already initiated the legal process to file two provisional patents as outlined herein: Patent one - VTEQ's 9 mm RFID microchip UDI, containing a device identification number, heat resistance up to 190 degrees Celsius and accompanying proprietary reader technology. Patent two – utilization of the same UDI microchip and accompanying reader technology described in patent one, inserted into a breast implant, which, once accessed via VTEQ's proprietary hand held reader, will enable manufacturers and/or health care professionals to access a secure online database and retrieve implant specific data such as serial number(s), manufacturer name, date of manufacturing, lot number, volume, size, date and place of surgery, plastic surgeon and/or patient specific data, etc. The Parties agree to a structure of a fifty percent (50%) equal share on the intellectual property of this second patent which will be jointly owned.

Section 1A.06 Non-Exclusive License. VeriTeQ will grant Establishment a non-exclusive license to its UDI for use in its next generation breast implant products. However, in exchange for a significant up front product commitment, VeriTeQ may, in its sole discretion, grant exclusivity to Establishment in the then-current geographical markets of which Establishment sells its breast implant products and for a time period of twelve (12) months, thereby permitting Establishment first mover advantage in the breast implant industry. Establishment will grant exclusivity to VeriTeQ during the Term of the forthcoming Agreement as it pertains to its RFID and UDI technologies.

Section 1A.07 Regulatory Compliance and Approval. VeriTeQ and Establishment shall work in concert towards achieving the necessary regulatory approvals (i.e. – CE Mark, FDA clearance, etc…) that the Parties elect to pursue in order to sell and market the Combined Product in any agreed up Countries and/or Worldwide. The Parties shall agree upon any and all necessary measures, procedures, tests, studies, and the like, which are necessary to achieve the respective regulatory compliance and which Party shall perform said activities and bear any expenses related to those activities. Nevertheless, if the necessity exists that the Product shall require testing by third party laboratories related to the Product's ability to exist within the Combined Product for the lifetime of the Combined Product under specified regulatory guidelines, expenses related to said tests shall be borne by VeriTeQ.

Section 1A.08 Tooling. All tooling unique to the production of the Product (the "Tooling") shall be the sole property of VeriTeQ. VeriTeQ shall be responsible for the routine maintenance and repairs of the Tooling.

ARTICLE I. SUPPLY OF PRODUCTS

Section 1.01 Supply of Product.

(a) VeriTeQ agrees to sell the Product non-exclusively to Establishment during the Term of this Agreement. Establishment agrees during the Initial Term of this Agreement, that it will purchase the Product according to the following volume and pricing terms:

(i) **Pricing & Volume Commitment:** The standard purchase price for VTEQ's UDI will be $9.00 USD each and the standard purchase price for VTEQ's basic handheld reader will be $600.00 USD each. Prices are in U.S. Dollars.

(ii) **Volume Discount**: VTEQ will agree to a tiered pricing schedule for handheld scanners. The Parties will discuss and mutually agree upon the appropriate volume thresholds for the handheld scanners and the different versions of scanners which shall be employed.

(iii) **Revenue Share**: Establishment Labs shall become an advocate of the VTEQ microchip within the aesthetic breast implant industry, worldwide. As an advocate of the VTEQ microchip, Establishment Labs shall use its best efforts to market and implement the VTEQ microchip as the industry identification standard. Upon successful marketing efforts and sales of the VTEQ microchip, Establishment Labs shall share in the gross sales revenue to all other aesthetic breast implant manufacturers not associated or affiliated with Establishment Labs ("non-affiliated parties"). The revenue share shall be triggered when 100,000 VTEQ microchips are sold to non-affiliated parties in a single calendar year. Establishment Labs shall receive a ten-percent (10%) royalty of the total gross sales revenue for each calendar year only if more than 100,000 units are sold to non-affiliated parties and shall be paid on all VTEQ microchip sales to the non-affiliates parties over 100,000 units . The following is used to illustrate a revenue share example:

Single calendar year:

EL purchases	50,000 chips
Non-affiliated 3rd parties purchase	150,000 chips
Total chips sold during calendar year	200,000 chips

Number of chips in excess of 100,000 chip threshold for calendar year to Non-affiliated 3rd parties = 50,000

Royalty = 10% of $15.00 USD per chip = $1.50 per chip

50,000 chips

X $1.50 USD

$75,000 USD

Assumes a per chip selling price to non-affiliated parties is $15.00 USD per chip.

(b) Establishment's original order for the Product shall be submitted within thirty (30) days of the final regulatory approval (CE Marking) of the Combined Product, of which regulatory approval documents shall be submitted within a reasonable period that shall not exceed one-hundred eighty (180) days from the date of execution of the Agreement and Establishment shall order the Product on a quarterly basis thereafter. All orders for the Product shall be in writing and shall specify (i) the number of units of each of the Product to be purchased (in accordance with the terms and conditions of the Agreement) and (ii) the destination to which the Product is to be shipped. With each order of the Product, Establishment shall also provide a forecast of the number of Products it will be purchasing for the next six (6) months. VeriTeQ will deliver no less than ninety percent (90%) of the first order for Products within eight (8) weeks of full production commencing. Thereafter, VeriTeQ agrees to deliver no less than ninety percent (90%) of the Products ordered by Establishment within less than thirty (30) days of the order date, provided that the number of Products (i) does not exceed one-hundred twenty percent (120%) of the immediately previous order or, (ii) alone, or in conjunction with the immediately previous order, does not exceed the then current six (6) month forecast of Establishment. If the number of Products ordered (i) does exceed one-hundred twenty percent (120%) of the immediately previous order or, (ii) alone, or in conjunction with the immediately previous order, exceeds the then current six (6) month forecast of Establishment, VeriTeQ agrees to deliver no less than ninety percent (90%) ordered within sixty (60) days of the order date. VeriTeQ shall be permitted a fifteen (15) day cure period for any missed delivery deadline. VeriTeQ shall not be liable for any consequential damages as result of a failure to meet delivery deadlines.

(c) VeriTeQ agrees, during the Term, to make its other products that are compatible with the Product available to Establishment on commercially reasonable terms.

Section 1.02 Pricing. The standard purchase price for the Product will be $9.00 USD (nine dollars), as delineated previously in paragraph 1.01(a)(i). It is understood that all such pricing will be firm for the Initial Tem.

Section 1.03 Delivery Terms. Products will be shipped, FOB Establishment's Alajuela, Costa Rica, facility. Payment for shipping charges shall be Establishment's responsibility.

Section 1.04 Payment. Unless otherwise agreed by the parties in writing, payment shall be made by Establishment separately for each shipment of Products and Readers. Establishment shall pay all invoice amounts within thirty (30) days of the date of invoice in U.S. dollars. Any invoices not paid within thirty (30) days shall accrue interest at the rate of one and one-half percent (1-1/2%) per month.

Section 1.05 Inability to Supply. VeriTeQ expects and intends to supply Establishment with the Product in accordance with the provisions of this Agreement. If VeriTeQ determines that it will be unable to supply Establishment with the Product in the desired quantities for unanticipated reasons such as an Act of God or a long-term shortage of materials, VeriTeQ shall give Establishment prompt notice of its inability to timely

supply of the Product. If VeriTeQ is unable to make timely deliveries of the Product for unanticipated reasons such as set forth above, or by reason such as war, civil commotion, embargo, strike or any other act which is beyond the reasonable control of VeriTeQ, VeriTeQ shall be excused from meeting said delivery deadlines provided, however, that VeriTeQ shall continue performance hereunder with reasonable dispatch whenever such causes are removed.

ARTICLE II. - REPRESENTATIONS, WARRANTIES AND COVENANTS

Section 2.01 By VeriTeQ

VeriTeQ represents, warrants and covenants to Establishment as follows:

(a) This Agreement has been duly authorized, executed and delivered by VeriTeQ and constitutes a valid and binding obligation of VeriTeQ, enforceable in accordance with its terms.

(b) This Agreement does not conflict with any applicable law, rule or regulation to which VeriTeQ is subject, or any agreement to which VeriTeQ is a party.

(c) VeriTeQ represents and warrants that the Products, when sold to Establishment, do not infringe or encroach upon any party's personal, contractual or proprietary rights, including but not limited to, patents, trademarks, copyrights, or trade secrets. VeriTeQ further represents and warrants that the Products, when sold to Establishment, (i) are merchantable, (ii) are fit for the purposes for which they were sold, (iii) are free from any and all defects in design, material and workmanship, (iv) conform to the Specifications and Establishment's quality standards (v) are fit and safe for use by Establishment; (vi) shall have at least eighty percent (80%) of their shelf life remaining when sold to Establishment, and shall remain in full compliance with the Specifications for the full shelf life period of such Products. VeriTeQ further represents *and* warrants that they will convey good and merchantable title to Establishment for the Products and that the Products are free of any security interest or other lien or encumbrance.

(d) VeriTeQ agrees that it will attain the manufacturing, processing and packaging of the Products only at specified and approved facility(ies) (the "**Plant**") and that part of such services may at any time be subcontracted to a third party without prior written approval of Establishment, but with the previous notice to Establishment of at least thirty business days.

(e) VeriTeQ shall not make any changes in the Specifications or raw materials, purchased components, packaging materials, labeling, formulations, quality control test methods or manufacturing processes or manufacturing equipment, with regard to the Product, without Establishment's prior written agreement.

(f) VeriTeQ owns or has the right to use all copyright, trademarks, patents,

and other intellectual property rights to the intellectual property which they shall use to perform their obligations hereunder.

(g) VeriTeQ shall provide to Establishment all documentation and information requested by Establishment: (i) in order to assist Establishment in determining whether any delivery complies fully with the Specifications and the requirements of this Agreement (including VeriTeQ's calculation of any price adjustments, rebates, loss allowance, credits and/or most favored nations status); (ii) in order to assist Establishment in obtaining any and all regulatory approvals necessary to market Establishment' products which contain the Product or the Combined Product; or (iii) to enable Establishment to comply with any statutory or regulatory requirements, or with a request by any governmental or regulatory authority.

(h)

(i) VeriTeQ agrees to work with the manufacturer to assure the quality level of the Product through the use of a formal quality assurance program (the "QA Program") reasonably acceptable to Establishment. The QA program shall require the manufacturer to prepare and maintain written records sufficient to enable Establishment to trace the build and inspection history of the Product. VeriTeQ will require the manufacturer to maintain such records for a period of five (5) years after manufacture or any other period of time as the regulatory bodies certifying Establishment's products or the Combined Product may require. Pursuant to the QA Program, VeriTeQ shall require the manufacturer to place lot numbers and date codes on all Products to enable the identification and traceability of the Product. During the Term, and upon reasonable notice, Establishment shall have the right to reasonably audit the QA program, at its expense, during regular business hours.

(ii) VeriTeQ shall require the manufacturer to conduct and document final inspection and quality control tests in accordance with reasonable Establishment procedures and FDA approved procedures on the Products prior to shipment to verify that the Product meets and conforms to the Specifications and the QA Program provided, however, that if Establishment requires a type of inspection or quality control test involving equipment that is not currently owned by manufacturer, that Establishment shall be responsible for the cost of obtaining such equipment.

(iii) Establishment will, at its expense, and upon reasonable notice to VeriTeQ and the manufacturer, have the right to reasonably inspect VeriTeQ and the manufacturer's facilities to ensure compliance with the terms and conditions of the QA Program.

(iv) VeriTeQ shall cooperate with, and provide assistance to, Establishment with respect to customer complaints and product recalls relating to the Product.

(i) VeriTeQ shall immediately notify Establishment of any contact which the FDA or any other regulatory or other governmental authority has with it concerning the Product or its manufacturing facilities relating thereto. The parties shall consult with one another in an effort to arrive at a mutually acceptable response; however, should the parties not agree as to a response, VeriTeQ shall have total discretion to respond appropriately to such regulatory or other governmental authority.

(j) VeriTeQ shall inform Establishment within twenty-four (24) hours of any notification to VeriTeQ of any site visits by the FDA, state or federal regulatory agencies or any other governmental or regulatory agency, relating, directly or indirectly, to the manufacture, storage, disposal and/or transportation of the Product.

(k) VeriTeQ shall make available to Establishment all records and reports relating to the manufacture, storage, disposal and transportation of the Product, and all other materials related thereto or used in connection therewith, including without limitation those documents relating to analytical data, for Establishment's review during normal business hours and upon reasonable prior notice, and Establishment shall have the right to make and retain copies of these documents as required at Establishment's expense. Such records and reports shall be subject to the confidentiality provisions of this Agreement. Establishment shall have the right to conduct inventory reconciliation audits and other audits as reasonably required for its internal control, at Establishment's sole cost and expense.

(l)

(i) In the event (A) any government authority of the United States or other jurisdiction issues a request, directive or order that any of the Product or Establishment's products containing the Product be recalled, or (B) a court of competent jurisdiction orders such a recall, or (C) the parties reasonably determine after consultation with each other that any of the Product or Establishment's products containing the Product should be recalled (a "Recall"), the parties shall take all appropriate corrective actions. Establishment shall also retain the right to conduct a product recall for safety reasons at Establishment's sole discretion.

(m) Written notice and an explanation of the circumstances of any claim that the Products are not in conformance with the Specifications or are defective in material or workmanship shall be given promptly by Establishment to VeriTeQ. VeriTeQ shall thereafter notify manufacturer and allow manufacturer to be provided a reasonable opportunity to inspect said Products, whenever possible.

Section 2.02 By Establishment

Establishment represents warrants and covenants to VeriTeQ as follows:

(a) This Agreement has been duly authorized, executed and delivered by Establishment and constitutes a valid and binding obligation of Establishment, enforceable in accordance with its terms.

(b) This Agreement does not conflict with any applicable law, rule or regulation to which Establishment is subject, or any agreement to which Establishment is a party.

(c) All breast, body and facial aesthetic implant products manufactured by Establishment and the Establishment trademarks do not infringe or encroach upon any parties' personal, contractual or proprietary rights, including, but not limited to, patents, trademarks, copyrights, or trade secrets.

Section 2.03 Covenants of both parties: co-marketing

(a) Establishment will use its best efforts to:
- (i) purchase and/or facilitate the purchase of Readers.
- (ii) market the technology to the breast implant manufacturing industry as needed.
- (iii) Establishment will reasonably support VeriTeQ's sales and marketing efforts as needed.

ARTICLE III. – TERM

Section 3.01 Term

This Agreement shall be deemed to have commenced as of the date this Agreement has been signed by all parties hereto and shall continue in force until the expiration of the fifth Product Purchase Year (the **"Initial Term")**, unless earlier terminated in accordance with Section 3.02. Upon expiration of the Initial Term, this Agreement may be extended as agreed upon in writing by the parties for such term as they agree **("Renewal Term(s)").** The Initial Term and any Renewal Term(s) are collectively referred to herein as the **"Term".**

Section 3.02 Termination.

(a) Either party may terminate this Agreement as follows:

(i) If the other party commits a material breach of any of the provisions of this Agreement and does not cure such breach within sixty (60) days after receipt of written notice thereof; or

(ii) Immediately upon written notice to the other party in the event that proceedings in bankruptcy or insolvency are instituted by or against the other party, or a receiver is appointed, or if any substantial part of the assets of the other party is the object of attachment, sequestration or other type of comparable proceeding, and such proceeding is not vacated or terminated within thirty (30) days after its commencement or institution.

(iii) Immediately upon written notice to the other if the development of the Product is not completed in accordance with the deadline and any extensions thereof as set forth in paragraph IA.02 provided, however, that such notice is effective only if provided within thirty (30) days of the end of the deadline period.

(b) Establishment may terminate this Agreement as follows:

(i) Immediately upon written notice if any governmental or regulatory agency finds that VeriTeQ's operation at the site relating, directly or indirectly, to the manufacture, storage, disposal and/or transportation of the Product is deficient or unsatisfactory and VeriTeQ fails to cure said deficiencies as set forth in Article 2.01(k).

(ii) Subject to Section 1.05, immediately upon written notice if VeriTeQ fails to deliver Product within the time periods set forth in Section 1.01(b) and any cure period set forth therein.

Section 3.03 Effects of Termination.

Following the expiration or termination of this Agreement, all further rights and obligations of the parties shall cease, except that the parties shall not be relieved of (i) their respective obligations set forth in Sections IA.05, 1A.08, 2.01(h), 2.01(j-m), 3.02, 3.03, 7.01, 7.07, Article IV and Article VI of this Agreement; (ii) their respective obligations to pay monies due or which become due as of or subsequent to the date of expiration or termination; and (iii) any other respective obligations under this Agreement which specifically survive or are to be performed after the date of expiration or termination. In addition, following the termination of this Agreement, Establishment shall, upon the request of VeriTeQ, within ten (10) days of said request, deliver to VeriTeQ all items owned by VeriTeQ that are in Establishment's possession.

ARTICLE IV. - INDEMNIFICATION.

(a) Establishment shall indemnify, defend and hold VeriTeQ, its directors, officers, shareholders, employees, servants and agents (collectively "VeriTeQ Indemnitees") harmless from and against any and all liabilities, claims, demands, actions, suits, losses, damages, costs and expenses (including reasonable attorney's fees and disbursements) based upon any death, actual bodily injury or physical property damage resulting from Establishment's negligence or willful misconduct, except to the extent caused by VeriTeQ's negligence or willful misconduct.

(b) VeriTeQ shall indemnify, defend and hold Establishment and its directors, officers, shareholders, employees, servants and agents (collectively "Establishment Indemnitees") harmless from and against any and all liabilities, claims, demands, actions, suits, losses, damages, costs and expenses (including reasonable attorney' s fees and disbursements) based upon any death, actual bodily injury or physical property damage resulting from any defect in the manufacture of the Product and/or VeriTeQ's negligence or willful misconduct, except to the extent caused by Establishment's negligence or willful misconduct.

(c) Establishment shall defend, indemnify and hold harmless the VeriTeQ Indemnitees from and against all claims, demands, actions, liabilities, losses, damages and expenses, including reasonable attorney' s fees, arising out of any claim made against

VeriTeQ for infringement of any copyright, patent or other intellectual property right of any kind related to any of Establishment's products and the Establishment trademark. VeriTeQ shall defend, indemnify and hold harmless the Establishment Indemnitees from and against all claims, demands, actions, liabilities, losses, damages and expenses, including reasonable attorney's fees, arising out of any claim made against Establishment for infringement of any copyright, patent, or other intellectual property right of any kind related to the Product.

(d) Each of the parties shall notify the other of any such claim or potential claim covered by any of the above subparagraphs in this Article and shall include sufficient information to enable the other party to assess the facts. Each of the parties shall cooperate fully with the other party in the defense of all such claims. No settlement or compromise shall be binding on a party hereto without its prior written consent, which shall not be unreasonably withheld or delayed.

(e) Upon the assertion of any third party claim against a party entitled to indemnification hereunder' (an **"Indemnified Party"**) hereto that may give rise to a right of indemnification of this Agreement, the Indemnified Party shall give prompt notice to a party obligated to provide indemnification hereunder (an **"Indemnifying Party"**) of the existence of such claim and shall give the Indemnifying Party reasonable opportunity to control, defend and/or settle such claim at its own expense and with counsel of its own selection; provided, however, that the Indemnified Party shall, at all times, have the right to fully participate in such defense at its own expense with separate counsel and, provided that both parties shall, to the extent that they are not contractually or legally excluded therefrom, or otherwise prejudiced in a legal position by so doing, cooperate with each other and with their respective insurers in relation to the defense of such third party claim. The Indemnifying Party shall consult with the Indemnified Party with respect to settlement of any claim. The Indemnifying Party shall have the right to settle any claim without the consent of the Indemnified Party, provided that the Indemnified Party is unconditionally released from such claim and is not otherwise prejudiced by the terms of settlement in the sense that the Indemnified Party reasonably believes that such settlement terms may have a material adverse effect on its business.

ARTICLE V. - INSURANCE.

Each party shall maintain Commercial General Liability (CGL) insurance (including product liability coverage) and upon such terms (including coverages, deductible limits and self-insured retentions) as is customary for the activity to be conducted by it under this Agreement and is appropriate to cover its indemnification obligations hereunder.

Establishment is presently in the process of obtaining such insurance coverage, which upon obtaining shall maintain for the rest of the term of this Agreement including product liability coverage of at least $1,000,000 USD per occurrence and $5,000,000 USD in the aggregate. VeriTeQ shall be named as an additional insured on the policy. Establishment shall provide VeriTeQ with a certificate of insurance reflecting the same within five (5) days from the effective date of the insurance policy.

ARTICLE VI. - CONFIDENTIALITY

Section 6.01 Confidential Information.

"Confidential Information" and "Proprietary Concept" shall include any terms normally embraced within such terms (e.g., drawings, specifications, customer lists, patient information, technical data, marketing and financial plans, and production or' purchasing schedules or forecasts) and, in addition, any information concerning either party's marketing or pricing of its products, or any information regarding the customers of either party, that enables or would enable that party to obtain a competitive advantage in the marketplace. The existence, subject matter and terms and conditions of this Agreement shall be considered to be included in the Confidential Information. **"Confidential Information"** shall not include information that (i) is in or comes into the public domain without violation of this Agreement, (ii) is known by the receiving party prior to disclosure to it by the other' party, (iii) is received lawfully and under no obligation of confidentiality by the receiving party from a third party subsequent to this Agreement, (iv) is released by the owner to others without restriction, or (v) is independently developed by the receiving party, provided that the person or persons developing this information have not had exposure to the same information as received from the disclosing party.

Section 6.02 Protection of Confidential Information

Each party agrees: (a) to protect the confidentiality of the other's Confidential Information to the same extent and in the same manner as it protects its own confidential information; and (b) not to disclose any Confidential Information obtained under the Agreement to any third party except to the extent necessary to serve the purposes of this Agreement and in any event subject to this Agreement, including this Article VI. The party receiving Confidential Information under this Agreement shall disclose that information only to its employees who need to know such information. Each party agrees to provide in all contracts with third parties confidentiality provisions equivalent to those contained in this Agreement. The burden of proving the existence of facts which would negate the obligations of this Agreement under this Article VI shall rest with the party in receipt of the subject information..

Section 6.03 Use of Confidential Information

Both parties shall use the Confidential Information solely for the purpose of furthering the relationship contemplated by this Agreement.

Section 6.04 Ownership

Any trade secrets, confidential information or proprietary concepts received or learned by either party from the other, or any of its employees, servants, or agents, relating to the business or customers of the other party shall be deemed the exclusive property of the disclosing party and shall remain the valuable scientific, trade, and engineering secrets of the disclosing party.

Section 6.05 Disclosure Compelled by Law

In the event either party believes it is required by law (whether pursuant to oral questions, interrogatories, requests for information or documents, subpoena, civil investigative demand or similar process) to disclose any confidential information, it shall provide the disclosing party with prompt notice thereof so that the disclosing party may seek an appropriate protective order and/or waive compliance with this Agreement; provided however, that if, in the absence of a protective order or the receipt of a waiver hereunder, such party is in the reasonable opinion of its counsel compelled to disclose confidential information not otherwise disclosable hereunder to any legislative, judicial or regulatory body, agency or authority or else be exposed to liability for contempt, fine, or penalty, or to other censure, such confidential information may be disclosed.

Section 6.06 Ongoing Confidentiality Obligation

The obligations of VeriTeQ and Establishment pursuant to this Article VI shall survive termination of this Agreement.

ARTICLE VII. - MISCELLANEOUS

Section 7.01 Applicable Law and Arbitration.

This Agreement, and any claim or controversy relating thereto, shall be governed by and construed in accordance with the laws of the State of Florida and the United States of America. All disputes, controversies or differences which may arise between the parties in relation or in connection with this Agreement shall be resolved by arbitration. Arbitration shall take place in Palm Beach County, Florida, United States of America. The arbitration procedure shall be conducted by the American Arbitration Association, according to its current-at-the-time regulations. The arbitrators shall be selected as follows: the party demanding arbitration shall do so in writing and, as part of its demand, shall select an arbitrator. The party receiving the demand will select its arbitrator and notify the party demanding arbitration in writing of said election within ten (10) days of service of the demand for arbitration. The two arbitrators will select a third arbitrator. If the two arbitrators chosen by the parties cannot agree on a third arbitrator within fourteen (14) days of the selection of the second arbitrator, the appropriate Court of jurisdiction in Palm Beach County, Florida shall select a third arbitrator upon the filing of a petition by either party. Either party will bear the cost of its own arbitrator. The expense of the third arbitrator will be shared equally between the parties. A decision agreed to by two of the three arbitrators shall be binding upon the parties and may be entered as a judgment in the appropriate Court of jurisdiction in Palm Beach County, Florida, and in any court of competent jurisdiction with the ability to enforce a judgment against the party whom the judgment is rendered. All parties hereby consent to the jurisdiction of the arbitration panel described above and to the jurisdiction of Palm Beach County, Florida.

Section 7.02 No Agency

VeriTeQ shall at all times during the term of this Agreement be an independent contractor, maintaining sole and exclusive control over their personnel and operations. At no time shall any

party hold itself out to be the agent, employee, lessee, sub lessee, partner, or joint venture partner of any other. It is understood and agreed between VeriTeQ and Establishment that the full and exclusive relationship between them is that of an independent contractor and nothing in this Agreement shall be construed to create any relationship between the parties other than that of independent contractor. No party shall have any express or implied right or authority to assume or create any obligations on behalf of or in the name of any other party or to bind any other party with regard to any other contract, agreement, or undertaking with a third party.

Section 7.03 Titles and Headings

Titles and headings in this Agreement are for the convenience of the parties only, and are not intended to be a part of or affect the meaning or interpretation of this Agreement.

Section 7.04 Severability of Provisions

If any term or provision of this Agreement or the application thereof to any person or circumstance shall to any extent be invalid or unenforceable, the remainder of this Agreement or the application of such term or provision to persons or circumstances other than those as to which it is held invalid or unenforceable shall not be affected, and each term and provision of this Agreement shall be valid and be enforced to the fullest extent permitted by law.

Section 7.05 Amendment

This Agreement may not be amended, supplemented or, otherwise modified except by an instrument in writing signed by all parties.

Section 7.06 Assignment

This Agreement may not be assigned by any party except to an Affiliate without the prior written consent of the other party. If any such Affiliate has been the assignee of any rights under this Agreement and loses its status as an Affiliate, then immediately and automatically upon the loss of such status as an Affiliate, the assignment of this Agreement to such former Affiliate and all rights under or with respect to this Agreement shall immediately terminate and be of no further force or effect. This Agreement shall be binding upon, and inure to the benefit, of the parties respective heirs, successors, and assigns.

Section 7.07 No Use of Name

Neither party shall employ or use the name of the other party in any publication or promotional materials nor in any form of public distribution nor make any public disclosure of this Agreement without the prior express written consent of the other party, except as may be required for compliance with Governmental obligations.

Section 7.08 Notices

Any notices, waivers, and other communications required or permitted hereunder shall be in writing and shall be deemed to be fully given when delivered by hand or dispatched (with reasonable evidence of receipt) by telex, telegraph or other names of electronic facsimile

transmission or by an internationally recognized overnight courier service, addressed to the party to whom the notice is intended to be given at the addresses specified below,

(a) If to Establishment:

Establishment Labs, SA

Building B15, Zona Franca Coyol, La Garita

Alajuela, Costa Rica, 20113

Attn: Juan José Chacón

Facsimile No.+506 2434 2450

(b) If to VeriTeQ:

VeriTeQ Corporation

1690 South Congress Avenue, Suite 201

Delray Beach, Florida 33445

Attn: Scott Silverman

Facsimile No. +1 561-805-8001

or such other address or addresses as a party may from time to time designate for itself by like notice.

Section 7.09 Waiver

No provision of this Agreement shall be deemed to have been waived unless such waiver is in writing, signed by the waiving party. No failure by any party to insist upon the strict performance of any provision of this Agreement, or to exercise any right or remedy consequent upon a breach thereof, shall constitute a waiver of any such breach, of such provision, or of any other provision. No waiver of any provision of this Agreement shall be deemed a waiver of any other provision of this Agreement or a waiver of such provision with respect to any subsequent breach, unless expressly provided in writing.

Section 7.10 No Third-Party Beneficiary Rights

No person not a party to this Agreement is an intended beneficiary of this Agreement, and no person not a party to this Agreement shall have any right to enforce any term of this Agreement.

Section 7.11 Governing Document

The parties contemplate exchanging the usual commercial forms such as purchase orders and invoices in furtherance of this Agreement; provided, however, that any terms and conditions which may appear on such documents, other than those purchase order terms required by Section 1.01(b) of this Agreement and the invoice amounts, shall be of no force or effect.

Section 7.12 Entire Agreement

This Agreement constitutes the entire agreement of the parties relating to the subject matter hereof. There are no promises, terms, conditions, obligations, or warranties other than those contained in this Agreement. This Agreement supersedes all prior communications, representations, or agreements, verbal or written, among the parties, relating to the subject matter hereof.

Section 7.13 Force Majeure

In the event an act of the government, war conditions, strikes, fire, flood, or other act of God (collectively "force majeure") prevents either party from performance in accordance with the provisions of this Agreement, such non-performance shall be excused and shall not be considered a breach or default for so long as such conditions prevail. The party invoking force majeure shall give prompt written notice thereof to the other party and shall take whatever reasonable steps are necessary to relieve the effect of such cause as rapidly as possible.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be effective as of the date first written above.

ESTABLISHMENT LABS, S.A.	**VERITEQ ACQUISITION CORPORATION**
By: [signature]	By: [signature]
Name: JUAN JOSÉ CHACÓN QUIRÓS	Name: Scott Silverman
Title: CEO	Title: CEO
Date: 21/09/12	Date: 9-21-12